Exhibit 10.3

PROMISSORY NOTE

1. For value received, Vivakor, Inc., a Nevada corporation, whose address is 5220 Spring Valley Road, Suite 500, Dallas, Texas 75254 (“Borrower”) on this day, June 13, 2024 (the “Effective Date”) does hereby promise to pay to the order of Tyler Nelson, an individual whose address is 26895 Aliso Creek Rd. B89, Aliso Viejo, California 92656 (“Lender”), at or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of One Million One Hundred Sixty Seven Thousand Seven Hundred Fifty and No/100s US Dollars ($1,167,750.00 USD) (the “Total Principal Amount”), advanced to Borrower and outstanding under this Promissory Note (this “Note”), together with interest from date hereof on the principal balance outstanding from time to time as hereinafter provided. Subject to Section 3 below, interest shall be computed at a fixed rate per annum equal to the lesser of (a) the Maximum Rate, defined below; or (b) eight percent (8%); and calculated on a per annum basis of a year of three hundred sixty (360) days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be. The term “Maximum Rate”, as used herein, shall mean at the particular time in question the maximum rate of interest that may then be charged on this Note, under applicable law. If applicable law ceases to provide for such a maximum rate of interest, the Maximum Rate shall be equal to eighteen percent (18%) per annum.

2. Payment Terms. Interest on amounts outstanding hereunder shall accrue monthly from the Effective Date; and principal, interest and amounts outstanding hereunder shall be payable as follows (i) five percent (5%) of all funds received by the Borrower as a result of financing transactions, merger transactions, acquisition transactions, or sale of asset (including sale and leaseback) transactions that are completed after the Effective Date, except funds received from any loans by an officer or director of the Borrower, and (ii) all remaining amounts due in full on December 31, 2024 (the “Maturity Date”), which Maturity Date will be accelerated and all amounts payable hereunder shall become immediately due in the event Lender is no longer employed by Borrower as a result of death, Disability, a Termination Without Cause by the Borrower or a Resignation For Good Reason by the Lender under any applicable employment agreement. Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs, delinquency charges and other charges; provided, however, upon delinquency or other Event of Default, Lender reserves the right to apply payments among principal, interest, delinquency charges, collection costs and other charges, at its discretion.

3. Late Charge, Default Rate. If Borrower fails to timely tender and pay the amount due on the Maturity Date, or if Borrower otherwise fails to make any scheduled payment due hereunder more than five (5) days subsequent to its due date, Borrower will be charged, in addition to interest, a delinquency fee of five percent (5%) of the unpaid portion of the regularly scheduled payment. Additionally, upon maturity of this Note, if the outstanding principal balance plus all accrued but unpaid interest and late fees is not fully paid by the Maturity Date, or not otherwise fully paid by Borrower, Borrower will be charged a delinquency fee of five percent (5%) of the sum of the outstanding principal balance (plus all accrued but unpaid interest) and future interest will accrue at the Maximum Rate until such delinquent scheduled payment is paid in full. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

4. Principal and Interest Payments. Interest shall be calculated at the per annum interest rate reflected in the preamble of this Note, compounded monthly, and the principal amount owed hereunder shall at all times be considered the total capitalized value owed to Lender. No law, foreign or domestic, shall be construed to impose a greater rate of interest than that specified in the preamble of this Note.

5. Use of Proceeds Default Payments and Rate. Upon an Event of Default, including failure to pay upon the Maturity Date, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the interest rate otherwise provided herein to the Maximum Rate, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including the rate determined under “(a)” above).

6. Payment and Prepayment. Borrower may prepay, prior to maturity, all or any part of the principal of this Note in accordance with the terms and provisions hereof. All payments and prepayments of principal and interest shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made and tendered in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity. The books and records of Borrower shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

7. Default. It is expressly provided that upon the failure of Borrower to pay this Note or any part hereof, principal or interest, as the same shall become due and payable, the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance and accrued but unpaid interest and late fees on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) pursue any and all other rights, remedies and recourses available to the holder hereof, at law or in equity, or (iv) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees. The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy or recourse available to the holder hereof upon the occurrence of an Event of Default hereunder shall not constitute a waiver of the right of the holder of this Note to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default. The rights, remedies and recourses of the holder hereof, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefore shall arise, at the sole discretion of the holder hereof. The acceptance by the holder hereof of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (i) constitute a waiver of or impair, reduce, release or extinguish any right, remedy or recourse of the holder hereof, or nullify any prior exercise of any such right, remedy or recourse, or (ii) impair, reduce, release or extinguish the obligations of any party liable as originally provided herein.

8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, or releases, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

10. Waivers. Borrower and any and all endorsers and guarantors of this Note severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind and without further notice hereby agree to renewals, extensions, exchanges or releases of collateral, taking of additional collateral, indulgences or partial payments, either before or after maturity.

11. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

12. Governing Law and Venue. Borrower and Lender agree that the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note, without regard to its conflict of laws provisions. In the event of a dispute involving this Note, the undersigned irrevocably agrees that the sole and exclusive venue for such dispute shall lie in a court of competent jurisdiction in Dallas County, Texas.

13. Captions and Headings. The captions and paragraph headings in this Note are inserted for convenience only and are not to be used to limit the terms herein.

[The remainder of this page is intentionally blank.]

[Signature page to follow.]

WHEREFORE, premises considered, Borrower has executed this Note on the date set forth below, but to be effective as of the Effective Date.

BORROWER:

Vivakor, Inc.,

a Nevada corporation

By:	/s/ James Ballengee
Name:	James Ballengee
Title:	Chief Executive Officer
Date:	June 13, 2024

A-4